Exhibit 10

51 West 52nd Street
New York, NY 10019

Louis J. Briskman

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Lou:	September 16, 2008

CBS Corporation (“CBS”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.          Term. The term of your employment under this Agreement shall commence on September 7, 2008 (“Commencement Date”) and, unless terminated by CBS or you pursuant to paragraph 8 or because of your death or Disability (as defined below), shall continue through and until September 30, 2011 (“Term Date”). The period from September 7, 2008 through September 30, 2011 is referred to as the “Term” notwithstanding any earlier termination of your employment for any reason.

2.              Duties. You agree to devote your entire business time, attention and energies to the business of CBS. You will be Executive Vice President, General Counsel, and you agree to perform all duties reasonable and consistent with that office as the President and Chief Executive Officer of CBS (the “CEO”) or other individual designated by the CEO may assign to you from time to time. You will report directly to the CEO.

3.	Compensation.

(a)          Salary. For all the services rendered by you in any capacity under this Agreement, CBS agrees to pay you base salary (“Salary”) at the rate of One Million Three Hundred Thousand Dollars ($1,300,000) per annum, less applicable deductions and withholding taxes, in accordance with CBS's payroll practices as they may exist from time to time. During the Term of this Agreement, your Salary may be increased, and such increase, if any, shall be made at a time, and in an amount, that CBS shall determine in its sole discretion.

Louis J. Briskman

September 16, 2008

(b)          Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with CBS under this Agreement, determined and payable as follows:

(i)

Your Bonus for each calendar year during your employment with CBS under this Agreement will be determined in accordance with the guidelines of the CBS short-term incentive program (the “STIP”), as such guidelines may be amended from time to time without notice in the sole discretion of CBS.

(ii)

Your target bonus (“Target Bonus”) for each of those calendar years shall be 115% of your Salary as in effect on November 1st of such year or the last day of the Term, if earlier. Your Bonus for any of those calendar years may be subject to proration for the portion of such calendar year that you were employed by CBS.

(iii)	Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.
(c)	Long-Term Incentive Compensation.

(i)           One-Time RSU Grant.             You shall receive a one time award of performance-based restricted stock units (the “RSUs”) five (5) business days after both parties have executed this Agreement (the “Date of Grant”) with a grant date value equal to ($1,200,000) One Million Two Hundred Thousand Dollars (the “Grant Date Value”) with the number of RSUs (rounded down to the nearest whole share) to be determined by dividing the Grant Date Value by the per share closing price of one share of CBS Class B Common Stock on the Date of Grant. Each RSU shall correspond to one share of Class B Common Stock. The RSUs will be subject to a performance goal consistent with that determined for the CEO’s annual RSU award in connection with the 2009 performance period. The grant shall conditionally vest (subject to the certification of achievement of the performance criteria by the CBS Compensation Committee) in three equal annual installments beginning on the one year anniversary of the Date of Grant (with the exception of the final installment, which shall instead conditionally vest on September 30, 2011).

(ii)          One-Time Stock Option Grant.           You shall receive a one time award of stock options five (5) business days after both parties have executed this Agreement (the “Date of Grant”) with a grant date value equal to ($500,000) Five Hundred Thousand Dollars, with the number of stock options determined in the same manner as customarily used for stock option awards to Company executives. The options shall have a term of eight (8) years and shall have an exercise price equal to the

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September 16, 2008

closing price of CBS's Class B Common Stock on the Date of Grant. The options shall vest in three equal annual installments beginning on the one year anniversary of the Date of Grant (with the exception of the final installment, which shall instead vest on September 30, 2011).

(iii)        Annual Equity Compensation.          You shall be eligible to receive annual grants of long-term incentive compensation under the CBS long-term management incentive plan as may be amended from time to time without notice in the sole discretion of CBS. You shall have a “Target” long-term incentive value equal to ($3,000,000) Three Million Dollars. The precise amount, form and timing of any such long-term incentive award, if any, shall be determined in the sole discretion of the CBS Compensation Committee.

4.            Benefits. You shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other plans as CBS may have or establish from time to time and in which you would be entitled to participate under the terms of the plan. This provision, however, shall not be construed to either require CBS to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

5.          Business Expenses. During your employment under this Agreement, CBS shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to CBS executives at comparable levels. Such travel and other expenses shall be reimbursed by CBS within 60 calendar days following the date on which CBS receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the year following the year in which you incur the related expenses.

6.	Non-Competition, Confidential Information, Etc.

(a)         Non-Competition. You agree that your employment with CBS is on an exclusive basis and that, while you are employed by CBS, or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of CBS, or any of its subsidiaries, without the written consent of CBS; provided, however, that this provision shall not prevent you from

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September 16, 2008

investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with CBS and shall continue following the termination of your employment for any reason, including by expiration of this Agreement for the greater of: (i) six (6) months; or (ii) for so long as any payments are made to you pursuant to paragraph 8(d) subject to CBS’s acceptance of your written request pursuant to paragraph 6(j) which relates to the opportunity to request that CBS in its sole discretion terminate your obligations under this paragraph 6(a) in exchange for your waiving your right to certain compensation and benefits.

(b)          Confidential Information. You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of CBS, or disclose to any third party, any information relating to CBS, or any of CBS’s affiliated companies which is non-public, confidential or proprietary to CBS or any of CBS’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with CBS's policies); and (ii) you will comply with any and all confidentiality obligations of CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c)          No Solicitation, Etc. You agree that, while employed by CBS and for the greater of twelve (12) months thereafter or for so long as CBS is making any payments, to you pursuant to paragraph 8(d), you shall not, directly or indirectly:

(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of CBS, or any of CBS’s affiliated companies; or
(ii)

do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS, or any of CBS’s affiliated companies with any customer, employee, consultant or supplier.

Louis J. Briskman

September 16, 2008

(d)          CBS Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with CBS, and/or any of CBS’s affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and CBS shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner CBS determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to CBS under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and CBS shall have the right to use the work in perpetuity throughout the universe in any manner CBS determines in its sole discretion without any further payment to you. You shall, as may be requested by CBS from time to time, do any and all things which CBS may deem useful or desirable to establish or document CBS's rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Senior Vice President, Corporate Secretary, CBS Corporation or her designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by CBS of any ownership rights to which CBS may be entitled by operation of law by virtue of being your employer.

(e)	Litigation.
(i)

You agree that during the Term, and for the greater of: (i) one (1) year thereafter; or (ii) during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS, or any of CBS’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to CBS or its counsel; and (y) in the event that any other party attempts to obtain information

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September 16, 2008

or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify CBS’s counsel before providing any information or documents.

(ii)

You agree to cooperate at reasonable times and for reasonable periods with CBS and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to CBS’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, CBS will (x) seek to minimize interruptions to your schedule or your new employment; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation within 60 calendar days following the date on which CBS receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the year following the year in which you incur the related expenses.

(iii)

You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS, or any of CBS’s affiliated companies, or which may create the impression that such testimony is endorsed or approved by CBS, or any of CBS’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the CEO, if during the Term, and the General Counsel, CBS Corporation.

(f)           No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by CBS, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, or any of CBS’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers, except as agreed to by the CEO.

Louis J. Briskman

September 16, 2008

(g)          Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with CBS shall remain the exclusive property of CBS. In the event of the termination of your employment for any reason, CBS reserves the right, to the extent permitted by law and in addition to any other remedy CBS may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to CBS, or any of CBS’s affiliated companies at the time of or subsequent to the termination of your employment with CBS; and (ii) the value of the CBS property which you retain in your possession after the termination of your employment with CBS. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this Section 6(g) to the contrary, CBS will not exercise such right to deduct from any monies otherwise payable to you to the extent such offset would be a violation of Internal Revenue Code Section 409A ("Code Section 409A").

(h)          Non-Disparagement. You agree that, during the Term and for one (1) year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of CBS, or any of CBS’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS, or any of CBS’s affiliated companies or any of their respective directors or senior officers and for such period that the Directors and senior officers of CBS and its affiliated companies make the same commitment to you.

(i)           Injunctive Relief. CBS has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to CBS, and, accordingly, CBS may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS.

(j)           Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (x) CBS terminates your employment without Cause and (y) you provide CBS a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraph 8(d)(i) through (iv) and (z) CBS notifies you that it has, in its sole discretion, accepted your request. You and CBS agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of CBS that such restrictions

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September 16, 2008

and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that CBS conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of CBS and its affiliated companies.

7.            Disability. In the event that you become “disabled” within the meaning of such term under CBS's Short-Term Disability (“STD”) program and its Long-Term Disability (“LTD”) program while employed during the Term (such condition is referred to as a “Disability”), you will receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. For purposes of this Agreement, you will be considered to have experienced a termination of employment with the Company as of the date you first become eligible to receive benefits under the LTD program, and shall thereafter be exclusively entitled to benefits under the LTD program as provided below. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(i)

for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon CBS's achievement of its goals and CBS's good faith estimate of your achievement of your personal goals) and prorated for such period; and

(ii)

for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, in the year following the year such bonus compensation is earned, but no later then February 28th of such year. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation

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provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b). The stock options granted to you under the LTMIP (as defined in paragraph 8(d)(v)) and pursuant to Paragraph 3(c)(ii) herein which are exercisable on or prior to the date on which benefits commence under the LTD program, together with all LTMIP stock options that would have vested and become exercisable on or before the last day of the Term (which options shall become immediately vested and exercisable), shall be exercisable until the third anniversary of the date on which such benefits commence or, if earlier, the expiration date of the stock options.

8.	Termination.

(a)          Termination for Cause. CBS may, at its option, terminate your employment under this Agreement forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits. Cause shall mean: (i) dishonesty; (ii) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (iii) willful unauthorized disclosure of Confidential Information; (iv) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (v) your failure to comply with the written policies of CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time; (vi) your material breach of this Agreement (including any representations herein); (vii) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (viii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (ix) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of CBS's businesses or those who conduct business with CBS and its affiliated entities. CBS will give you written notice prior to terminating your employment pursuant to (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a); provided, however, that, if CBS reasonably expects irreparable injury from a delay of ten (10) business days, CBS may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

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September 16, 2008

(b)          Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to CBS given no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days and no later than sixty (60) days after the date it is given, provided, that CBS may set an earlier effective date for your resignation at any time after receipt of your notice. CBS shall have thirty (30) days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (i) the requirement that you report on an ongoing basis to an executive other than the CBS CEO ; (ii) the material breach by CBS of its obligations under this Agreement, including a material reduction in the scope of your responsibilities since January 1, 2006 as the senior lawyer responsible for the legal affairs at CBS Corporation or title, or a material reduction in your base compensation; or (iii) the requirement that you relocate outside of the metropolitan area you currently are employed in.

(c)         Termination Without Cause. CBS may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

(d)          Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) or 8(c) during the Term hereof you shall thereafter receive, less applicable withholding taxes as follows:

(i)           an amount equal to eighteen (18) months of your then current base Salary described in paragraph 3(a) payable in accordance with the Company’s then effective payroll practices (your “Regular Payroll Amount”) as follows:

a.

beginning on the regular payroll date (“Regular Payroll Dates”) following your termination of employment, you will receive your Regular Payroll Amount on the Regular Payroll Dates that occur prior to March 15th of the year following the year in which your employment terminates;

b.

beginning with the first Regular Payroll Date on or after March 15th of the year following the year in which your employment terminates, you will receive your Regular Payroll Amount, if any remains due, until you have received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of two

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times your annualized compensation or two times the Section 401(a)(17) limit for the year in which your termination occurs, $460,000 for 2008) provided, however, that in no event shall payment be made to you pursuant to this paragraph 8(d)(i)(b) later than December 31st of the second year following your termination of employment; and

c.

the balance of your Regular Payroll Amount, if any remains due, will be paid to you by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the regular payroll date that follows the date of the final payment pursuant to paragraph 8(d)(i)(b);

provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of your Regular Payroll Amount that would be paid to you during the six-month period following your termination of employment constitutes deferred compensation (within the meaning of Code Section 409A), such portion shall be paid to you on the earlier of (A) the first business day of the seventh month following the month in which your termination of employment occurs or (B) your death (the applicable date, the “Permissible Payment Date”) rather than as described in paragraph 8(d)(i)(a), (b) or (c), as applicable, and any remaining Salary, if any, shall be paid to you or your estate, as applicable, by payment of your Regular Payroll Amount on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Date. Each payment pursuant to this paragraph 8(d)(i) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(ii)

eighteen (18) months of the greater of: (a) Target Bonus, and (b) the average of your actual annual bonus awards for the two years immediately preceding the year in which your employment is Terminated; paid in accordance with CBS's then effective payroll practices with such Bonus for any year paid in the year following the year such bonus compensation is earned, but no later than February 28 of such year;

(iii)

medical and dental insurance coverage for you and your eligible dependents provided under company paid COBRA benefits at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment or other benefit plan available to senior level executives for a period of eighteen (18) months, or if

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earlier, the date on which you become eligible for medical or dental coverage as the case may be from an unrelated third party or enrolled in retiree medical coverage provided by the Company; provided, that, during the period that CBS provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

(iv)

life insurance coverage until the end of the Term pursuant to CBS’s then current policy in the basic amount then furnished to CBS employees at no cost, plus continued supplemental employee-paid coverage based on the election you had in effect on your date of Termination at your cost based on employee rates (the amount of which coverage will be reduced to the amount of life insurance coverage furnished to you at no cost by a third party employer);

(v)

The following with respect to long-term incentive awards granted to you under the CBS 2004 Long-Term Management Incentive Plan, (including long-term incentives awarded pursuant to Paragraph 3(c)(ii) herein, and any predecessor or successor CBS Corporation Long-Term Management Incentive Plans (the “LTMIP”):

a.

All awards of stock options that have not vested and become exercisable on the date of such termination but that would otherwise vest on or before the end of an eighteen (18) month period thereafter shall accelerate and vest immediately on the date of termination, and will continue to be exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

b.	All awards of stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of eighteen (18) months

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after the termination date or the period provided in accordance with the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

c.

All awards of restricted share units (the “RSUs”) that would otherwise vest on or before the end of an eighteen (18) month period following the date of your termination shall accelerate and vest immediately on the date of termination; provided, however, that to the extent the vesting of any such RSUs is contingent upon satisfaction of specified performance criteria in accordance with the requirements of Internal Revenue Code Section 162(m) ("Code Section 162(m)"), such RSUs shall vest if and when the CBS Compensation Committee determines that the performance criteria relating to such RSUs has been met; provided, further, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of your RSUs that would otherwise vest during the six-month period following your termination of employment constitutes deferred compensation (within the meaning of Code Section 409A), such portion shall vest on the earlier of (i) the first business day of the seventh month following the month in which your termination of employment occurs or (ii) your death.

d.

All awards of restricted shares that would otherwise vest on or before the end of an eighteen (18) month period thereafter shall accelerate and vest immediately on the date of termination; provided, however, that to the extent the vesting of any such restricted shares is contingent upon satisfaction of specified performance criteria in accordance with the requirements of Code Section 162(m), such restricted shares shall vest if and when the CBS Compensation Committee determines that the performance criteria relating to such restricted shares has been met.

You shall be required to mitigate the amount of any payment provided for in (i) of this paragraph 8(d) by seeking other employment, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without

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limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments, provided, that mitigation shall not be required, and no reduction for other compensation shall be made for earnings for services provided during the first six (6) months after the termination of your employment. You agree to advise CBS immediately and in writing of any employment for which you are receiving such payments and to provide documentation as requested by CBS with respect to such employment. The payments provided for in (i) above are in lieu of any other severance or income continuation or protection under any CBS plan that may now or hereafter exist, except as provided in the agreement dated March 2, 1999, as amended on May 3, 2000, by and between CBS Corporation and you (the “former CBS Agreement”) more fully described at paragraph 18.

(e)          Renewal Notice / Non-Renewal. CBS shall notify you six (6) months prior to the expiration of this Agreement in writing if it intends to continue your employment beyond the expiration of the Term. If you are notified that CBS does intend to continue your employment, then you agree that you shall negotiate exclusively with CBS for the first 90 days following such notification. Nothing contained herein shall obligate CBS to provide an increase to your compensation hereunder upon such renewal. If you remain employed beyond the end of the Term but have not entered into a new contractual relationship with CBS, or any of CBS’s affiliated companies, your continued employment shall be “at will” and on such terms and conditions as CBS may at the time establish, and either party, during such period, may terminate your employment at any time, provided, that if CBS terminates your employment during such period without cause, you shall become eligible to receive severance under the then current CBS severance policy applicable to executives at your level subject to the terms of such severance policy including your execution of a release in favor of CBS.

(f)           Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) and paragraph 18 with respect to medical, insurance and dental benefits), participation in all CBS benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP award agreements, certificates, the applicable LTMIP plan(s) and this Agreement.

(g)          Resignation from Official Positions. If your employment with CBS terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with CBS, or any of CBS’s affiliated companies and all board seats or other positions in other entities you

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September 16, 2008

held on behalf of CBS. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of CBS, any documents or instruments which CBS may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of CBS to execute any such documents or instruments as your attorney-in-fact.

(h)          Release and Compliance with Paragraph 6. Notwithstanding any provision herein to the contrary, CBS’s obligation to make the payments or provide any benefit provided for in paragraph 8(d) shall be conditioned on your execution of an effective release (with all periods for revocation set forth therein having expired), such date the “Release Effective Date,” in favor of CBS and its affiliated companies in a form satisfactory to CBS within 45 days following your termination of employment; provided, however, that if the maximum period in which the release may be revoked ends in the year following the year in which your employment terminates, then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which your employment is terminated or (ii) the Release Effective Date (without regard to this proviso). In addition, the payments and benefits described in paragraph 8(d) shall immediately cease, and CBS shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

9.            Death. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid, (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the STIP (i.e., based upon CBS's achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year; and (iv) any entitlements under existing benefit or LTMIP Plans. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) and (y) bonus compensation payable under paragraph 8(d)(ii) payable, less applicable deductions and withholding taxes, by February 28th of the following year. In addition, your beneficiary or estate or permitted transferee shall also be entitled to: (a) exercise LTMIP stock options which are exercisable on or prior to your death, together with all LTMIP stock options that would have vested under paragraph 8(d)(v) and become exercisable but for your death (which options shall immediately become vested and exercisable), until the second anniversary of the date of death or, if earlier, the expiration of the stock options.

Louis J. Briskman

September 16, 2008

10.           No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than CBS for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by CBS, or any of CBS’s affiliated companies.

11.           Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that CBS is an equal opportunity employer. You agree that you will comply with CBS policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the CBS Business Conduct Statement.

12.           Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties' respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of CBS, to the attention of the Senior Vice President, Corporate Secretary, CBS. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

13.           Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS except that CBS may assign this Agreement to any affiliated company of or any successor in interest to CBS.

14.           New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in New York, and your employment duties are primarily performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your CBS employment shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.

15.           No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on CBS or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

16.           Entire Understanding. This Agreement, along with the CBS obligations related to the former CBS Agreement and the September 6, 2005 Agreement as more fully described in paragraph 18 hereof, contain the entire understanding of the parties

Louis J. Briskman

September 16, 2008

hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

17.           Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

18.           Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by CBS, or any of CBS’s affiliated companies, except as provided in the next two sentences. Nothing in this Agreement shall in any way amend or modify the Company’s obligations which were triggered by the termination of your prior employment with then CBS Corporation for Good Reason under the agreement dated March 2, 1999, as amended on May 3, 2000 by and between then CBS Corporation and you (the “former CBS Agreement”), and notwithstanding any provision of this Agreement or the former CBS Agreement to the contrary, you shall be entitled to continue to receive all of the payments, benefits and entitlements under the former CBS Agreement as if you had not entered into this Agreement and had not returned to employment with CBS or any of its affiliated companies. Nothing in this Agreement is intended nor shall it reduce, eliminate, or adversely affect any of the equity awards or the like which you have earned and are entitled to or may become entitled to under the September 5, 2005 Agreement between you and the former Viacom (the “September 5, 2005 Agreement”), whether the same has now vested or will vest after September 7, 2008.

19.          Payment of Deferred Compensation – Section 409A.    To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 19 or otherwise) shall CBS or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Section 409A. Neither CBS nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

Louis J. Briskman

September 16, 2008

20.           Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or your employment with CBS, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, CBS shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of Section 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

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If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of CBS; after this Agreement has been executed by CBS and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS CORPORATION

By:	/s/ Leslie Moonves
	Name:	Leslie Moonves
	Title:	President & CEO
Dated:	September 16, 2008

ACCEPTED AND AGREED:

/s/ Louis J. Briskman
Louis J. Briskman

Dated: September 16, 2008